EXHIBIT 1

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of February 13, 2020, by and among the parties signatories hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of Common Stock, par value $0.01 per share, of Tuesday Morning Corporation is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

DELTA VALUE GROUP INVESTMENT PARTNERSHIP, LP

By:	DELTA VALUE GROUP, LLC, its General Partner

By:	/s/ Kenneth Traub
Name: Kenneth Traub
Title: Managing Member

DELTA VALUE GROUP, LLC

By:	/s/ Kenneth Traub
Name: Kenneth Traub
Title: Managing Member

KENNETH TRAUB

/s/ Kenneth Traub